Exhibit 10.10

nStor Technologies, Inc.

October 31, 2004

Cenvill Recreation, Inc.
1601 Forum Place
Suite 500
West Palm Beach, Florida  33417
Attn:  Mark F. Levy

Dear Mr. Levy:

We have agreed to the following amendments to that certain Promissory Note, dated April 20, 2004, in the amount of $1,500,000 (the “Note”), as amended on July 31, 2004, increasing the outstanding principal balance of the Note to $1,524,151, with a maturity date of October 31, 2004 (“Amended Note”), payable by nStor Technologies, Inc. to Cenvill Recreation, Inc., copies of which are attached hereto.

1)   The maturity date of the Note is hereby extended from October 31, 2004 to January 15, 2005 (“Maturity”).

2)      Accrued and unpaid interest on the Note through October 31, 2004 in the amount of $30,650 is hereby added to the $1,524,151 principal amount of the Note so that as of the date hereof, the principal amount of the Note has been increased to $1,554,801 (the “New Principal Amount”).  Interest at the rate of eight percent (8%) per annum will accrue on the unpaid New Principal Amount and be payable at Maturity.

Except as set forth in this letter, the Note remains unmodified and in full force and effect.

Please indicate your concurrence with the foregoing.

Sincerely,

                                                                        Cenvill Recreation, Inc.

/s/ Todd Gresham                                               Agreed By: /s/ Mark F. Levy
Todd Gresham                                                                         Mark F. Levy
President                                                                                  Vice President and Secretary

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